Exhibit 23(a)

                        Consent of Deloitte & Touche LLP


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-20842, 33-20859, 33-86232, 33-86236, 333-06371, 333-04953, 333-19833 and
333-45255 of Cavalier Homes, Inc. on form S-8, and to the incorporation by reference in Registration Statements Nos. 33-62487 (as amended), 33-63060 (as amended), 33-86348 (as amended), 333-18213 (as amended), 333-00607 (as amended)
and 333-48111 of Cavalier Homes, Inc. on Form S-3 of our report dated February 17, 1998 (March 13, 1998 as to the amendment to the Credit Facility described in Note 5), appearing in this Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 1997.


/s/ Deloitte & Touche LLP

Birmingham, Alabama
March 30, 1998